STOCK OPTION AGREEMENT

THIS AGREEMENT made as of the XX day of XX 2007.

BETWEEN:

OPTIONEE NAME, an individual of the City of
XX, in the Province of XX
(herein referred to as the “Optionee”)

-and-

MEDICURE INC., a body corporate, incorporated federally under the laws of Canada, having an office in the City of Winnipeg, in the Province of Manitoba
(herein referred to as the “Corporation”)

WHEREAS:

1. the Corporation is incorporated under the laws of Canada, having an authorized capital consisting of an unlimited number of common shares without nominal or par value and an unlimited number of preferred shares without nominal or par value; and 2. the Board has agreed to grant unto the Optionee an option to purchase an aggregate of XX,000 common shares without par value of its authorized unissued share capital in consideration of the Optionee’s ongoing services and contributions to the Corporation or any of its subsidiaries or affiliates; and 3. the granting of such option to the Optionee was authorized by the Board effective XX, 2007.

ARTICLE 1
DEFINITIONS

1.01 In this Agreement the following terms shall have the following meanings:

(a)

“Agreement”, “herein”, “hereto”, “hereof” and similar expressions means this Agreement, and includes any Agreement amending this Agreement or any Agreement or instrument which is supplemental or ancillary hereof;

(b)	“Board” means the Board of Directors of the Corporation;

(c)	“Expiration Date” means XX, 2017;

(d)	“Option Date” in respect of the Share Option means the date of this Agreement;

(e)	“Option Shares” means the Shares the Optionee is entitled to purchase under a Share Option;

(f)	“Share” means a common share of the Corporation as constituted at the date hereof;

(g)	“Share Option” means an option to purchase Treasury Shares granted to the Optionee pursuant to this Agreement, and includes any portion of that option; and

(h)	“Treasury Share” means a theretofore unissued Share which is purchased directly from the Corporation by or for the account of the Optionee.

1.02 In the Agreement, the masculine gender shall include the feminine gender and the singular shall include the plural and vice versa wherever the context requires.

ARTICLE II
SHARE OPTION

2.01 The Corporation hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, an irrevocable option to purchase at any time or from time to time on or before the Expiration Date, XX,000 Shares of the Corporation at a price of $XX per Share.

2.02 The Share Option shall vest and shall be exercisable over a period of three years, at 33 1/3% per year, with the first 33 1/3% of the Share Option vesting on the first anniversary of XX, 2007, the second 33 1/3% of the Share Option vesting on the second anniversary of XX, 2007, and the third 33 1/3% of the Share Option vesting on the third anniversary of XX, 2007.

2.03 At 4:30 p.m., Winnipeg time, on the Expiration Date, the Share Option or any portion thereof remaining unexercised shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Option Shares in respect of which the Share Option hereby granted has not then been exercised.

ARTICLE III
CURRENCY DURING TERM OF EMPLOYMENT

3.01	(a)

If an Optionee shall cease to be a director, officer, consultant, scientific advisory board member or employee of the Corporation or any of its subsidiaries or affiliates, as the case may be, for any reason (other than death), he may but only within sixty (60) days next succeeding his ceasing to be a director, officer, consultant, scientific advisory board member or employee, exercise his Share Option to the extent that he was entitled to exercise it at the date of such cessation.

(b)

In the event of the death of an Optionee, the Share Option previously granted to him shall be exercisable only within the twelve (12) months next succeeding such death and then only by the person or persons to whom the Optionee’s rights under the Share Option shall pass by the Optionee’s will or the laws of descent and distribution and if and to the extent that he was entitled to exercise the Share Option at the date of his death.

ARTICLE IV
MATERIAL CHANGE

4.01 In the event that, prior to the Expiration Date or exercise in full of the Share Option, the outstanding share capital of the Corporation shall be subdivided or consolidated into a greater or lesser number of Shares, or, in the event of the payment of a stock dividend by the Corporation, or in the event that all of the shareholders of the Corporation are granted the right to purchase additional Shares of the Corporation, the number and price of Option Shares remaining subject to the Share Option hereunder shall be increased or reduced accordingly, as the case may be.

4.02 If, prior to the Expiration Date or exercise in full of the Share Option granted hereby, the Corporation shall, enter into an arrangement with or merge into another corporation, the Optionee will thereafter receive, upon the exercise of the Share Option, the securities or properties to which a holder of the number of Shares then deliverable upon the exercise of the Share Option would have been entitled upon such arrangement or merger, and the Corporation will take steps in connection with such arrangement or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable, in relation to any securities or property thereafter deliverable upon the exercise of the Option granted hereby. A sale of all or substantially all of the assets of the Corporation for consideration, (apart from the assumption of obligations), consisting primarily of securities shall be deemed to be an arrangement or merger for the foregoing purposes.

ARTICLE V
RESERVATION OF TREASURY SHARES

5.01 The Corporation shall at all times during the term of this Agreement, reserve and keep available a sufficient number of Treasury Shares to satisfy the requirement hereof.

ARTICLE VI
RESTRICTION ON ASSIGNMENT

6.01 The Share Option granted hereby is, insofar as the Optionee is concerned, personal and non-assignable and neither this Agreement nor any rights in regard thereto shall be transferable or assignable except upon the death of the Optionee pursuant to Clause 3.01 hereof.

ARTICLE VII
EXERCISE OF THE SHARE OPTION

7.01 The Share Option may be exercised by the Optionee in accordance with the provisions hereof in whole or in part, from time to time, by delivery of written notice of such exercise and by tendering the payment therefor in cash or by certified cheque to the Corporation at its principal office in the City of Winnipeg, in the Province of Manitoba. Such notice shall state the number of the Option shares with respect to which the Share Option is then being exercised. The Share Option shall be deemed for all purposes to have been exercised to the extent stated in such notice upon delivery of the notice and tender of payment in full, not withstanding any delay in the issuance and delivery of the certificates for the Shares so purchased.

ARTICLE VIII
RIGHTS OF THE OPTIONEE PRIOR TO EXERCISE DATE

8.01 The Share Option herein granted shall not entitle the Optionee to any rights whatsoever as a shareholder of the Corporation with respect to any Shares subject to the Share Option until it has been exercised in accordance with Clause 7.01 and Option Shares have been issued as fully paid and non-assessable.

ARTICLE IX
FURTHER ASSURANCE

9.01 The parties hereto covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such additional documents as may be required to give effect to the terms and intention of this Agreement.

ARTICLE X
INTERPRETATION

10.01 It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement and the parties are desirous of having the Board determine any such question of interpretation, construction or enforcement. It is therefore understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement as to interpretation, construction or enforcement shall be referred to the Board and its majority decision shall be final and binding on both of the parties hereto.

ARTICLE XI
ENTIRE AGREEMENT

11.01 This Agreement supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the subject matter hereof and represents the entire agreement between the parties relating to the subject matter hereof.

ARTICLE XII
ENUREMENT

12.01 Subject to the other provisions hereof, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.02 This Agreement shall constitute a binding obligation of the Corporation notwithstanding any change of control of its voting securities during the term hereof.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED	)
in the presence of:	)
)
)

)
OPTIONEE NAME

MEDICURE INC.

Per:

Per: